EXHIBIT 99.1
PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                                          12-005

Date:  March 7, 2012                                                            Contact:      Terrence Jamerson
                                    Director, Finance & Investor Relations
                                                                                                                        Lloyd Hajdik
                                                                                                                        SVP-Finance & Chief Accounting Officer

Helix Announces Convertible Senior Notes Transactions

Houston, Texas: March 7, 2012 – Helix Energy Solutions Group, Inc. (NYSE: HLX) today announced it has priced an offering of $200.0 million of 3.25% Convertible Senior Notes due 2032 (the “2032 Notes”).  Helix expects to use the proceeds from the issuance of the 2032 Notes to repurchase and retire $110.7 million of its existing $300.0 million principal amount of 3.25% Convertible Senior Notes due 2025 in separate, privately negotiated transactions and for other general corporate purposes, including the repayment of other indebtedness.  Helix expects to close the offering of the 2032 Notes on or about March 12, 2012,   subject to the satisfaction of customary closing conditions.  Raymond James & Associates, Inc. is acting as sole book-running manager of this offering.

The 2032 Notes are to be issued via an underwritten public offering, resulting in expected net proceeds of approximately $195.0 million, after deducting estimated offering expenses.  Interest on the 2032 Notes will be paid semi-annually on March 15 and September 15 beginning on September 15, 2012.  During certain periods and subject to certain conditions, the notes will be convertible by holders into shares of Helix’s common stock at an initial conversion rate of 39.98 shares of common stock per $1,000 principal amount of notes which is equivalent to an initial conversion price of approximately $25.02 per share of common stock, subject to adjustment.  Upon conversion, holders will receive, at Helix's discretion, cash, shares of Helix's common stock or a combination thereof.

Holders of the 2032 Notes have the option to require Helix to purchase the outstanding notes on March 15, 2018, March 15, 2022, and March 15, 2027 at a price equal to 100% of the principal amount of the notes delivered for repurchase plus any accrued unpaid interest.

Helix may redeem the 2032 Notes at its option at any time on or after March 20, 2018 for a redemption price equal to the principal amount of the redeemed notes plus accrued and unpaid interest.

In conjunction with this offering, Helix amended its Credit Agreement to allow for the new indenture governing the 2032 Notes.

Copies of the prospectus supplement and accompanying prospectus relating to this  offering may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention: Equity Syndicate (telephone: 800-248-8863 or email:  Andrea.Borum@RaymondJames.com). Electronic copies of the prospectus and prospectus supplements may be obtained when available by visiting EDGAR on the SEC's website at http://www.sec.gov.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities described herein, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement

About Helix

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the energy market as well as to its own oil and gas business unit. For more information about Helix, please visit our website at www.HelixESG.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws regarding, among other things, Helix’s intention to issue the notes and its intended use of proceeds.  When used in this press release, the words “intends to,” “anticipates,” “expects,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  The success of the offering and the sale of the notes are subject to a number of conditions, not all of which are within Helix’s control.  There is no assurance that Helix will successfully complete the proposed offering or apply the proceeds of the offering as presently intended.  Actual results could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in the national economy, changes in the interest rate environment, and other risk factors set forth in the Helix’s most recently filed Annual Report on Form 10-K and in the Helix’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Helix assumes no obligation and does not intend to update these forward-looking statements except as required by the securities laws.